UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2013

Horizon Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35238	27-2179987
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 520, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (224) 383-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously announced, on November 18, 2013 we entered into an asset purchase agreement with AstraZeneca AB (“AstraZeneca”), pursuant to which we were to acquire from AstraZeneca and its affiliates certain intellectual property and other assets, and assume from AstraZeneca and its affiliates certain liabilities, each with respect to VIMOVO®, and obtain rights to develop other pharmaceutical products that contain gastroprotective agents in a single fixed combination oral solid dosage form with non-steroidal anti-inflammatory drugs in the United States (collectively, the “VIMOVO Acquisition”). In connection with the closing of the VIMOVO Acquisition, on November 22, 2013 our letter agreement with AstraZeneca and Pozen Inc. (“Pozen”) became effective, AstraZeneca assigned to us its amended and restated collaboration and license agreement for the United States with Pozen, as amended (the “Pozen License Agreement”), and we entered into a license agreement with AstraZeneca (the “AstraZeneca License Agreement”), a transition agreement with AstraZeneca and a supply agreement with AstraZeneca’s affiliate, AstraZeneca LP. The descriptions of the letter agreement, Pozen License Agreement, AstraZeneca License Agreement, transition agreement and supply agreement set forth in Item 1.01 of our Current Report on Form 8-K announcing the VIMOVO Acquisition, which was filed on November 19, 2013, are incorporated by reference into this Item 1.01.

5.00% Convertible Senior Note Offering

In addition, on November 22, 2013, we closed our offering of $150 million aggregate principal amount of 5.00% Convertible Senior Notes due 2018 (the “Notes”) pursuant to note purchase agreements (the “Note Purchase Agreements”) entered into by and between us and the purchasers of the Notes (the “Purchasers”).

Indenture and Notes

In connection with the closing, on November 22, 2013, we issued and sold to the Purchasers the Notes pursuant to the Note Purchase Agreements. The Notes are governed by an Indenture, dated as of November 22, 2013 (the “Indenture”), between us and U.S. Bank National Association, as trustee (the “Trustee”).

The Notes will bear interest at a rate of 5.00% per year, payable in arrears on May 15 and November 15 of each year, beginning on May 15, 2014. The Notes will mature on November 15, 2018, unless earlier repurchased or converted.

Prior to August 15, 2018, the Notes will be convertible, at the option of the holders thereof, only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on June 30, 2014 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price for the Notes on each applicable trading day;

•	during the five business day period after any five consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate for the Notes on each such trading day; or

•	upon the occurrence of specified corporate events.

On or after August 15, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, a holder may convert all or any portion of its Notes at any time, regardless of the foregoing conditions. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election.

The conversion rate for the Notes will initially be 186.4280 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $5.36 per share of common stock); provided that unless and until we obtain stockholder approval to issue more than 13,164,951 shares of our common stock, which is 19.99% of our common stock outstanding on November 18, 2013, upon conversion of the Notes in accordance with the listing standards of The NASDAQ Global Market, the number of shares of common stock deliverable upon conversion will be subject to a “conversion share cap.” In addition, unless and until such stockholder approval is obtained, (i) we will be required to elect “combination settlement” with a specified dollar amount per $1,000 principal amount of Notes of at least $1,000 for all Notes submitted for conversion, which means we will be obligated to settle our conversion obligation by paying at least the principal amount of such Notes in cash and delivering shares of our common stock for any conversion value in excess of such specified dollar amount, and (ii) if the number of shares of common stock deliverable for conversion value in excess of the specified dollar amount is greater than the conversion share cap, then the number of shares we deliver shall be capped at the conversion share cap and we will pay cash in lieu of such shares that would otherwise be deliverable. Such cash amount in clause (ii) will be determined based on the daily settlement amounts for each trading day during the relevant observation period. The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date of the Notes, we will increase the conversion rate for a holder that elects to convert its Notes in connection with such a corporate event in certain circumstances.

We may not redeem the Notes prior to the maturity date, and no sinking fund is provided for the Notes.

If we undergo a fundamental change (as defined in the Indenture) prior to the maturity date, holders may require us to repurchase for cash all or any portion of their Notes at a cash repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of our existing and future liabilities that are not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

The Indenture provides that an Event of Default (as defined in the Indenture) will occur if: (a) we default in any payment of interest on any Note when due and payable and the default continues for a period of 30 days; (b) we default in the payment of principal (including the fundamental change repurchase price, if applicable) of any Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise; (c) we fail to comply with our obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for three business days; (d) we fail to give a fundamental change notice or notice of a specified corporate event, in each case when due under the Indenture; (e) we fail to comply with our obligations with respect to any consolidations, mergers or sales of our assets under the Indenture; (f) we fail for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of our other agreements contained in the Notes or the Indenture; (g) we or any of our Significant Subsidiaries (as defined in the Indenture) default with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $5.0 million in the aggregate of us and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable if such acceleration is not rescinded within 30 days after notice to us by the Trustee or to us and Trustee by the holders of at least 25% in aggregate principal amount of Notes then outstanding determined in accordance with the Indenture; or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; (h) certain events of bankruptcy, insolvency, or reorganization of us or any Significant Subsidiary occur; or (i) a final judgment for the payment of $5.0 million or more (excluding any amounts covered by insurance) is rendered against us or any of our Significant Subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If certain bankruptcy and insolvency-related Events of Default occur, the principal of, and accrued and unpaid interest on, all of the then outstanding Notes shall automatically become due and payable. If an Event of Default other than certain bankruptcy and insolvency-related Events of Default occurs and is continuing, the Trustee by notice to us or the holders of at least 25% in principal amount of the outstanding Notes by notice to us and the Trustee, may declare the principal of, and accrued and unpaid interest on, all of the then outstanding Notes to be due and payable. Notwithstanding the foregoing, the Indenture provides that, to the extent we elect, the sole remedy for an Event of Default relating to certain failures by us to comply with certain reporting covenants in the Indenture will, for the first 270 days after such Event of Default, consist exclusively of the right to receive additional interest on the Notes.

The Indenture provides that we shall not consolidate with or merge with or into another person, or sell, convey, transfer or lease all or substantially all of our consolidated properties and assets to, another person, unless: (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the Notes and the Indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the Indenture.

The foregoing description of the Indenture is qualified in its entirety by reference to the copy thereof which is attached as Exhibit 4.1 hereto.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously announced, on November 18, 2013 we entered into an asset purchase agreement with AstraZeneca providing for the VIMOVO Acquisition. On November 22, 2013, we completed the VIMOVO Acquisition. The information set forth in Item 1.01 of our Current Report on Form 8-K announcing the VIMOVO Acquisition, which was filed on November 19, 2013, is incorporated by reference into this Item 2.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference into this Item 3.02. The Notes were issued in reliance upon applicable exemptions from registration under Section 4(a)(2) of and/or Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), only to investors that qualified as “accredited investors” or “qualified institutional buyers” (as such terms are defined under the Securities Act).

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Any financial statements to be filed in response to this Item 9.01(a) with respect to the transactions described in Item 2.01 herein will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(b)	Pro Forma Financial Information.

Any pro forma financial information to be filed in response to this Item 9.01(b) with respect to the transactions described in Item 2.01 herein will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of November 22, 2013, by and between Horizon Pharma, Inc. and U.S. Bank National Association.

4.2	Form of 5.00% Convertible Senior Note due 2018 (included in Exhibit 4.1).

99.1*	Capped Call Confirmation, dated November 19, 2013, by and between Horizon Pharma, Inc. and Deutsche Bank AG, London Branch.

99.2*	Capped Call Confirmation, dated November 19, 2013, by and between Horizon Pharma, Inc. and Société Générale.

*	This exhibit was originally filed in our Current Report on Form 8-K filed on November 19, 2013 and is being re-filed here in order to correct certain clerical errors in the previously filed version.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2013	Horizon Pharma, Inc.

	By:	/s/ Robert J. De Vaere
Robert J. De Vaere
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of November 22, 2013, by and between Horizon Pharma, Inc. and U.S. Bank National Association.

4.2	Form of 5.00% Convertible Senior Note due 2018 (included in Exhibit 4.1).

99.1*	Capped Call Confirmation, dated November 19, 2013, by and between Horizon Pharma, Inc. and Deutsche Bank AG, London Branch.

99.2*	Capped Call Confirmation, dated November 19, 2013, by and between Horizon Pharma, Inc. and Société Générale.

*	This exhibit was originally filed in our Current Report on Form 8-K filed on November 19, 2013 and is being re-filed here in order to correct certain clerical errors in the previously filed version.